CONSENT OF MICHAEL M. GUSTIN

In connection with the Management's Discussion and Analysis for the years ended December 31, 2022 and 2021 (the "Annual MD&A") of Integra Resources Corp. (the "Company"), the Company's Management's Discussion and Analysis for the nine-month periods ended September 30, 2023 and September 30, 2022 (the "Interim MD&A), and the Company's Material Change Report dated October 6, 2023 (the "MCR"), which included references to my name and to the technical reports entitled "Technical Report and Preliminary Feasibility Study for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA", dated March 22, 2022 and "Technical Report for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA", dated October 31, 2023, the undersigned hereby consents to: (i) the reference of the undersigned's name in the Annual MD&A, Interim MD&A, and MCR, (ii) the use of information attributed to me in the Annual MD&A, Interim MD&A and the MCR, (iii) the references to the undersigned's name in the short form base shelf prospectus, including under the caption "Interest of Experts", and (iv) the information attributed to me in the short form base shelf prospectus, in each case, being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024

/s/ Michael M. Gustin ___________________________ Name: Michael M. Gustin, C.P.G